Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2019 Second Quarter Results
MALVERN, Pa. (August 6, 2019) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, today announced its results for its fiscal 2019 second quarter ended June 29, 2019.
Second Quarter Highlights:

•	Sales of $70.9 million.

•	Gross profit margin of 40.4%.

•	Operating margin of 11.4%, adjusted operating margin* of 12.3%.

•	Net earnings per diluted share of $0.41, adjusted net earnings per diluted share* of $0.45.

•	Cash from operations of $8.9 million with free cash flow* of $6.7 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, “We have delivered a solid operating margin and cash generation for this quarter. Despite the current macro environment, we have reported two consecutive years of above average, double digit growth, the benefits of the work we have done to optimize our global operations continue to benefit our operating results. This effect has enabled us to continue to drive margin performance across our segments, and we remain positioned to deploy capital to value generating opportunities to drive incremental returns.”
The Company's second fiscal quarter 2019 net earnings attributable to VPG stockholders was $5.6 million, or $0.41 per diluted share, compared to $7.7 million, or $0.57 per diluted share, in the second fiscal quarter of 2018. Foreign currency exchange rates for the second quarter of 2019 decreased net income by $0.2 million, or $0.02 per diluted share, relative to the prior year period.
In the six fiscal months ended June 29, 2019, net earnings attributable to VPG stockholders grew to $13.8 million, or $1.02 per diluted share, compared to $12.7 million, or $0.94 per diluted share in the six fiscal months ended June 30, 2018. Foreign currency exchange rates for the six fiscal months of 2019 increased net income by $0.1 million, or $0.01 per diluted share, relative to the prior year period.
The second fiscal quarter 2019 adjusted net earnings* attributable to VPG stockholders was $6.2 million, or $0.45 per diluted share, compared to $7.7 million, or $0.57 per diluted share in the second fiscal quarter of 2018.
In the six fiscal months ended June 29, 2019, adjusted net earnings* attributable to VPG stockholders was $14.4 million, or $1.06 per diluted share compared to $12.7 million, or $0.94 per diluted share in the six fiscal months ended June 30, 2018.
Segments
Foil Technology Products segment revenues decreased 3.5% to $33.0 million in the second fiscal quarter of 2019, down from $34.2 million in the second fiscal quarter of 2018; sequential revenue decreased 10.9% compared to $37.0 million in the first quarter of 2019. The year-over-year decrease in revenues was attributable to Pacific Instruments products in the Americas for end user customers in the avionics, military and space market and strain gage products in the test and measurement and force measurement end markets, primarily in the Americas. This was partially offset by a revenue increase in the Advanced Sensors products in the force measurement market in Asia. The sequential decrease in revenues was attributable to Pacific Instruments products for end user customers in the avionics, military and space market in the Americas.
Gross profit margin for the Foil Technology Products segment was 43.6% for the second fiscal quarter of 2019, a decrease compared to 46.1% in the second fiscal quarter of 2018, and a decrease compared to 44.7% in the first fiscal quarter of 2019. The year-over-year decrease in gross profit margin was primarily due to a decrease in volume, the impact of negative exchange rates, and an increase in wages and manufacturing costs. The sequential decrease in gross profit margin was primarily due to a decrease in volume.
Force Sensors segment revenues declined 15.5% to $16.3 million in the second fiscal quarter of 2019, compared to $19.4 million in the second fiscal quarter of 2018; sequential revenue declined 2.3%, compared to $16.7 million in the first quarter of 2019. The year-over-year decrease in revenues was mainly attributable to OEM customers in the force measurement market, primarily in the Americas. The sequential decrease in revenues was mainly attributable to OEM customers in the force measurement end market in the Americas and OEM customers in the medical end market in Europe, partially offset by an increase in revenues from OEM customers in the medical end market in the Americas.
Gross profit margin for the Force Sensors segment was 26.9% for the second fiscal quarter of 2019, a decrease compared to 29.4% in the second fiscal quarter of 2018, and a decrease compared to 30.2% in the first fiscal quarter of 2019. The year-over-year decrease in gross profit margin was primarily due to a decrease in volume. Sequentially, gross profit margin decreased due to a decrease in volume, impact of negative exchange rates, and a one-time charge.
Weighing and Control Systems segment revenues grew by 4.1% to $21.5 million in the second fiscal quarter of 2019, up from $20.7 million in the second fiscal quarter of 2018; sequential revenue decreased 5.4% from $22.7 million in the first fiscal quarter of 2019. The increase in revenues year-over-year was primarily attributable to the steel product line in Europe and the on board weighing products in Europe and the Americas. The sequential decrease in revenue was primarily attributable to a decrease in the steel product line in Europe and the Americas and process weighing products in Europe, partially offset by an increase in on-board weighing products mainly in the Americas.
The second fiscal quarter 2019 gross profit margin for the Weighing and Control Systems segment was 45.6%, a decrease compared to 48.0% from the second fiscal quarter of 2018, and a decrease compared to 50.2% from the first fiscal quarter of 2019. The year-over-year decrease in gross profit margin was primarily due to an increase in wages, higher manufacturing costs, and the impact of negative exchange rates, partially offset by an increase in volume, with an unfavorable product mix. Sequential gross profit margin decrease was primarily due to lower volume with an unfavorable product mix.
Near-Term Outlook
“Given the current business environment and our most recent order intake, at constant second fiscal quarter 2019 exchange rates, we expect net revenues in the range of $67 million to $73 million for the third fiscal quarter of 2019,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define "adjusted operating margin" as operating margin before restructuring costs and executive severance costs. We define “adjusted earnings ” and "adjusted earnings per share" as net earnings attributable to VPG stockholders before restructuring costs, executive severance costs, and associated tax effects. We define "free cash flow" as the amount of cash generated from operations ($8.9 million for the second fiscal quarter of 2019), in excess of our capital expenditures ($(2.4) million for the second fiscal quarter of 2019) net of proceeds, if any, from the sale of assets ($0.2 million for the second fiscal quarter of 2019).
Conference Call and Webcast
A conference call will be held today (August 6) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 6252344, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10133115. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG

Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	June 29, 2019	June 30, 2018
Net revenues	$70,870	$74,231
Costs of products sold	42,261	42,865
Gross profit	28,609	31,366
Gross profit margin	40.4%	42.3%

Selling, general, and administrative expenses	19,896	19,990
Executive severance costs	611	—
Restructuring costs	—	61
Operating income	8,102	11,315
Operating margin	11.4%	15.2%

Other income (expense):
Interest expense	(359)	(478)
Other	(160)	(272)
Other income (expense)	(519)	(750)

Income before taxes	7,583	10,565

Income tax expense	2,003	2,882

Net earnings	5,580	7,683
Less: net earnings attributable to noncontrolling interests	15	(10)
Net earnings attributable to VPG stockholders	$5,565	$7,693

Basic earnings per share attributable to VPG stockholders	$0.41	$0.57
Diluted earnings per share attributable to VPG stockholders	$0.41	$0.57

Weighted average shares outstanding - basic	13,518	13,464
Weighted average shares outstanding - diluted	13,595	13,513

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	June 29, 2019	June 30, 2018
Net revenues	$147,395	$147,322
Costs of products sold	85,735	87,451
Gross profit	61,660	59,871
Gross profit margin	41.8%	40.6%

Selling, general, and administrative expenses	40,344	40,309
Executive severance costs	611	—
Restructuring costs	—	61
Operating income	20,705	19,501
Operating margin	14.0%	13.2%

Other income (expense):
Interest expense	(747)	(920)
Other	(932)	(921)
Other income (expense)	(1,679)	(1,841)

Income before taxes	19,026	17,660

Income tax expense	5,120	5,019

Net earnings	13,906	12,641
Less: net earnings (loss) attributable to noncontrolling interests	98	(40)
Net earnings attributable to VPG stockholders	$13,808	$12,681

Basic earnings per share attributable to VPG stockholders	$1.02	$0.95
Diluted earnings per share attributable to VPG stockholders	$1.02	$0.94

Weighted average shares outstanding - basic	13,506	13,409
Weighted average shares outstanding - diluted	13,579	13,511

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 29, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,705	$90,159
Accounts receivable, net	46,291	53,156
Inventories:
Raw materials	18,672	18,052
Work in process	23,835	22,007
Finished goods	21,775	22,182
Inventories, net	64,282	62,241

Prepaid expenses and other current assets	12,702	9,314
Total current assets	221,980	214,870

Property and equipment, at cost:
Land	3,391	3,390
Buildings and improvements	51,787	51,055
Machinery and equipment	109,326	105,840
Software	9,205	8,532
Construction in progress	1,319	2,157
Accumulated depreciation	(115,525)	(111,555)
Property and equipment, net	59,503	59,419

Goodwill	16,387	16,141

Intangible assets, net	17,190	17,656

Other assets	27,410	18,297
Total assets	$342,470	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 29, 2019	December 31, 2018
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$10,059	$11,461
Payroll and related expenses	15,127	17,757
Other accrued expenses	17,560	17,031
Income taxes	2,981	3,879
Current portion of long-term debt	4,882	4,654
Total current liabilities	50,609	54,782

Long-term debt, less current portion	19,924	22,421
Deferred income taxes	2,200	2,200
Other liabilities	20,567	13,545
Accrued pension and other postretirement costs	14,928	14,982
Total liabilities	108,228	107,930

Commitments and contingencies

Equity:
Common stock	1,312	1,307
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	196,875	196,666
Retained earnings	80,908	66,569
Accumulated other comprehensive loss	(36,329)	(37,465)
Total Vishay Precision Group, Inc. stockholders' equity	234,104	218,415
Noncontrolling interests	138	38
Total equity	234,242	218,453
Total liabilities and equity	$342,470	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six Fiscal Months Ended
	June 29, 2019	June 30, 2018
Operating activities
Net earnings	$13,906	$12,641
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,619	5,332
Gain on disposal of property and equipment	(50)	(83)
Share-based compensation expense	1,086	801
Inventory write-offs for obsolescence	1,389	1,158
Deferred income taxes	379	1,086
Other	(2,753)	455
Net changes in operating assets and liabilities:
Accounts receivable, net	7,085	(6,141)
Inventories, net	(3,288)	(7,304)
Prepaid expenses and other current assets	(3,301)	(1,724)
Trade accounts payable	(645)	(390)
Other current liabilities	(2,396)	1,536
Net cash provided by operating activities	17,031	7,367

Investing activities
Capital expenditures	(5,764)	(6,134)
Proceeds from sale of property and equipment	214	106
Net cash used in investing activities	(5,550)	(6,028)

Financing activities
Principal payments on long-term debt	(2,311)	(3,847)
Proceeds from revolving facility	—	11,000
Payments on revolving facility	—	(6,000)
Contributions from (distributions to) noncontrolling interests	2	(129)
Payments of employee taxes on certain share-based arrangements	(854)	(801)
Net cash (used in) provided by financing activities	(3,163)	223
Effect of exchange rate changes on cash and cash equivalents	228	(1,141)
Increase in cash and cash equivalents	8,546	421

Cash and cash equivalents at beginning of period	90,159	74,292
Cash and cash equivalents at end of period	$98,705	$74,713

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(4,992)	$(3,988)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$—	$(2,794)
Capital expenditures accrued but not yet paid as of June 29, 2019 were $1,077.

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Six fiscal months ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Operating income	$8,102	$11,315	$20,705	$19,501
Operating margin	11.4%	15.2%	14.0%	13.2%

Reconciling items affecting operating margin
Executive severance costs	611	—	611	—
Restructuring costs	—	61	—	61

Adjusted operating income	$8,713	$11,376	$21,316	$19,562
Adjusted operating margin	12.3%	15.3%	14.5%	13.3%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Six fiscal months ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net earnings attributable to VPG stockholders	$5,565	$7,693	$13,808	$12,681

Reconciling items affecting operating margin
Executive severance costs	611	—	611	—
Restructuring costs	—	61	—	61
Less reconciling items affecting income tax expense
Tax effect of reconciling items	—	9	—	9
Adjusted net earnings attributable to VPG stockholders	$6,176	$7,745	$14,419	$12,733

Adjusted net earnings per diluted share	$0.45	$0.57	$1.06	$0.94

Weighted average shares outstanding - diluted	13,595	13,513	13,579	13,511